Exhibit 10.4

ICAHN ENTERPRISES L.P.

DEFERRED UNIT AGREEMENT

PURSUANT TO THE

ICAHN ENTERPRISES L.P.

2017 LONG-TERM INCENTIVE PLAN

This DEFERRED UNIT AGREEMENT (“Agreement”) is effective as of [_______], 2026, by and between Icahn Enterprises L.P., a Delaware limited partnership (the “Partnership”), and [____] (the “Participant”).

Terms and Conditions

The Committee hereby grants to the Participant as a Service Provider of the Partnership or any of its Affiliates (collectively, the Partnership and its Affiliates shall be referred to herein as the “Employer”), as of the dates (each, a “Grant Date”) set forth on Exhibit A attached hereto  (the “Deferred Unit Schedule”), as it may be updated from time to time by the Partnership to reflect additional grants of Quarterly Awards, as defined in the Employment Letter (as defined below), pursuant to the Icahn Enterprises L.P. 2017 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”), the number of deferred Units of the Partnership (“Deferred Units”) set forth on the Deferred Unit Schedule.

Except as otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. A copy of the Plan has been delivered to the Participant. By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with the Plan, this Agreement and all applicable laws and regulations.

Accordingly, the parties hereto agree as follows:

1.Grant of Deferred Units. Subject in all respects to the Plan, that certain Employment Letter by and between the Partnership and the Participant dated as of May 4, 2026 (as amended or supplemented from time to time, the “Employment Letter”) and the terms and conditions set forth herein and therein, the Partnership awards to the Participant effective as of each Grant Date set forth on the Deferred Unit Schedule a number of Deferred Units as set forth opposite the applicable Grant Date on the Deferred Unit Schedule. Each Deferred Unit represents the Participant’s right to receive, and the Partnership’s obligation to deliver, an amount in cash equal to the Value (as defined below) of one Unit, subject to the vesting conditions set forth in Section 2 below and the other terms and conditions of this Agreement and the Plan. The Deferred Units shall be credited to a book entry account maintained by the Partnership (or its designee) on behalf of the Participant.

2.Terms of Deferred Units.

(a)Rights as a Unitholder. The Participant shall not have any rights of a holder of Units with respect to the Deferred Units, and in no event shall the Deferred Units be settled in Units.

(b)Dividend Equivalents. If the Participant holds Deferred Units on the date on which any dividend is paid on Units (whether in the form of cash or units), the Participant will be entitled to receive a dividend equivalent (a “Dividend Equivalent”). A Dividend Equivalent is an amount, for each one Deferred Unit held, equal to the amount of the dividend declared and paid in respect of one Unit. Dividend Equivalents will be credited in cash, provided that if the dividend is payable in the form of Units, the cash amount of the Dividend Equivalent will be equal to the Fair Market Value of the Units as of the date the dividend is paid. The Partnership shall update Exhibit A from time to time to reflect any such credited Dividend Equivalents. Dividend Equivalents will be subject to the same vesting and other conditions as the Deferred Units to which they relate. For the avoidance of doubt, Dividend Equivalents shall be credited with respect to a grant of Deferred Units pursuant to this Agreement during the period that commences on the Grant Date applicable to such grant on the Deferred Unit Schedule through and including the date that such Deferred Units are settled in cash pursuant to Section 3. If and to the extent that the underlying Deferred Units are forfeited, all related Dividend Equivalents shall also be forfeited. Dividend Equivalents will be paid in cash, without interest, at the same time the underlying Deferred Units are settled.

(c)Vesting of Deferred Units.

(i)The Deferred Units (together with any Dividend Equivalents thereon) shall vest in full on October 31, 2028 (the “Vesting Date”), provided that the Participant has not experienced a Termination prior to the Vesting Date and remains employed in good standing from the Grant Date up to and including the Vesting Date.

(ii)Notwithstanding Section 2(c)(i), in the event the Participant’s employment is terminated by the Employer without “Cause” (as defined in the Employment Letter), by the Participant for “Good Reason” (as defined in the Employment Letter), or due to the Participant’s death or Disability, in each case prior to the Vesting Date, all unvested Deferred Units shall immediately vest upon such termination of employment and shall become payable in accordance with Section 3. The vesting of the Deferred Units on the date of such Termination and the settlement of the vested Deferred Units thereafter shall be subject to the Participant’s (or the Participant’s estate’s) execution (and non-revocation) of a general release of claims against the Employer, its officers, directors, managers, employees, agents and affiliates substantially in the form attached hereto as Exhibit B (the “Release”), and such Release becoming effective in accordance with its terms, within sixty (60) days following the date of such Termination.

(d)Forfeiture. Except as provided in Section 2(c)(ii) above, the Participant shall forfeit to the Partnership, without compensation, any and all unvested Deferred Units (together with all Dividend Equivalents in respect of such unvested Deferred Units) immediately upon the Participant’s Termination. In addition, if the Participant’s employment is terminated by the Employer without Cause, by the Participant for Good Reason, or due to the Participant’s death or Disability, in each case prior to the Vesting Date, and the Participant (or the Participant’s estate) does not timely execute the Release, or the Release has not become irrevocable by its terms on or before the sixtieth (60th) day following the date of the Participant’s Termination, all Deferred Units and all Dividend Equivalents related thereto shall immediately be forfeited without compensation.

3.Settlement. Within sixty (60) days following the Vesting Date (or, if applicable, the date of the Participant’s Termination by the Employer without Cause, by the Participant for Good Reason, or due to the Participant’s death or Disability), the Employer shall settle all Deferred Units that have vested in accordance with Section 2(c) in cash by paying the Participant (or the Participant’s estate) an amount in cash equal to the product of (A) the “Value” (as defined below) of one Unit on the date of settlement, and (B) the number of any such vested Deferred Units. Notwithstanding anything to the contrary, if such sixty (60)-day period following such applicable Termination begins in one calendar year and ends in a second calendar year, the vested Deferred Units will be settled in the second calendar year. For all purposes of this Agreement, “Value” shall mean the volume weighted average price (the “VWAP”) of one Unit for the one hundred and eighty (180)-day period ending on the Vesting Date (or, if applicable, the date of the Participant’s Termination by the Employer without Cause, by the Participant for Good Reason, or due to the Participant’s death or Disability), with such VWAP calculated in accordance with the Employer’s then-applicable VWAP calculation methodology.

4.Certain Legal Restrictions. The Plan, this Agreement, the granting and vesting of the Deferred Units, and any obligations of the Partnership under the Plan and this Agreement, shall be subject to all applicable federal, state and local laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Units are listed.

5.Withholding of Taxes. The Partnership or any Affiliate shall have the right to withhold from any compensation or other amount owing to the Participant due to settlement of the Deferred Units applicable withholding taxes as provided in Section 3.9 of the Plan. The Participant acknowledges that, regardless of any action the Employer takes with respect to any or all income tax, employment tax, payroll tax, foreign tax, local tax or any other taxes related to the Participant’s participation in the Plan and the granting, vesting, settlement and/or payment of the Deferred Units (collectively, the “Taxes”), the ultimate liability for all Taxes is and remains his responsibility and may exceed the amount to be withheld by the Employer. The Participant further acknowledges that the Partnership and the Employer (1) make no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the Deferred Units, including, but not limited to, the granting, vesting, settlement or payment of the Deferred Units, and the receipt of Dividend Equivalents; and (2) do not commit to structure the terms of the grant or any aspect of the Deferred Units to reduce or eliminate the Participant’s liability for Taxes or achieve any particular tax result.

6.Restrictive Covenants. The grant of Deferred Units herein is made in consideration of the services to be rendered by the Participant to the Employer, and the non-disparagement, non-compete and non-solicitation covenants of the Employment Letter.

7.Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that any provision of this Agreement conflicts or is inconsistent with the non-discretionary terms set forth in the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. Notwithstanding the foregoing, no amendment or modification to the Plan adopted after the date hereof shall adversely affect the Participant’s rights under this Agreement without his prior written consent.

8.Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Employer and the Participant with respect to the subject matter hereof.

9.Notices. Any notice to be given under the terms of this Agreement to the Partnership shall be addressed to the Partnership in care of the General Counsel of the Partnership (or any other person or entity as designated by the Committee) at the Partnership’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Employer’s records. By a notice given pursuant to this Section 9, either party may hereafter designate a different address for notices to be given to that party. Any notice or communication given hereunder shall be in writing or by electronic means as set forth in Section 13 below and, if in writing, shall be deemed to have been duly given: (i) when delivered in person; (ii) two (2) days after being sent by United States mail; or (iii) on the first business day following the date of deposit if delivered by a nationally recognized overnight delivery service.

10.No Guaranteed Employment or Other Service Relationship. Nothing contained in this Agreement shall affect the right of the Partnership or any of its Affiliates to terminate the Participant’s employment or other service relationship at any time, with or without Cause, or shall be deemed to create any rights to employment or continued employment or other service relationship. The rights and obligations arising under this Agreement are not intended to and do not affect the Participant’s employment or other service relationship that otherwise exists between the Participant and the Partnership or any of its Affiliates, whether such employment or other service relationship is at will or defined by an employment or other service contract. Moreover, this Agreement is not intended to and does not amend any existing employment or other service contract between the Participant and the Partnership or any of its Affiliates; to the extent there is a conflict between this Agreement and such an employment or other service contract, the employment or other service contract shall govern and take priority.

11.WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

12.Interpretation. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.

13.Mode of Communications. The Participant agrees, to the fullest extent permitted by applicable law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Partnership or any of its Affiliates may deliver in connection with this grant of Deferred Units and any other grants offered by the Partnership, including, without limitation, prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. The Participant further agrees that electronic delivery of a document may be made via the Employer’s e-mail system or by reference to a location on the Employer’s intranet or website or the online brokerage account system.

14.No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

15.Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties hereto shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

16.Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

17.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to its principles of conflict of laws.

18.Section 409A. Although the Employer does not guarantee to the Participant any particular tax treatment relating to the Award under this Agreement, it is intended that all payments pursuant to this Award shall be exempt from Section 409A, and this Agreement shall be interpreted and administered in accordance with such intentions. In no event shall the Partnership or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on the Participant by reason of Section 409A or any damages for failing to qualify for an exemption from, or comply with, Section 409A.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

ICAHN ENTERPRISES L.P.

By:	Icahn Enterprises G.P. Inc., its general partner

By:

Name:

Title:

PARTICIPANT

___________________________

[Deferred Unit Agreement Signature Page]